UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2013

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors

On December 10, 2013, the Board of Directors (the "Board") of Biolase, Inc. (the "Company") elected Samuel B. Low, D.D.S. and James R. Talevich to the Board.

Dr. Low is Professor Emeritus of the Department of Periodontology at the University of Florida's College of Dentistry. Previously he served as Associate Dean for Continuing Education and Partnerships and Associate Dean for Administrative Affairs. Dr. Low also maintains an intramural practice, which includes periodontal dentistry and implants. He has served on the American Dental Association's Board of Trustees, as President of the Florida Dental Association and as a member of the American Academy of Periodontology. Dr. Low received a B.S. from Lamar University and a D.D.S. from the University of Texas. There are no understandings or arrangements between Dr. Low or any other person and the Company or any of its subsidiaries pursuant to which Dr. Low was selected to serve as a director of the Company. There are no family relationships between Dr. Low and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Dr. Low or any of his immediate family members and the Company or any of its subsidiaries.

Mr. Talevich currently serves on the board of directors of Nova LifeStyle, Inc. (STVS.PK), an international manufacturing company. Mr. Talevich currently serves as a member of the Executive Committee and Advisory Council of the SEC Financial Reporting Institute at the USC Marshall School of Business, and as a member of the UCLA Anderson School of Management Alumni Board of Directors. Prior to his current roles, he served as Chief Financial Officer of I-Flow Corporation, a NASDAQ-listed medical technology company, from 2000 to 2009, Chief Financial Officer of Tectrix Fitness Equipment Inc. from 2005 to 2009, and Chief Financial Officer of Gish Biomedical, Inc., a NASDAQ-listed manufacturing company, from 1999 to 2000. From 2008 to 2009, he served on the Board of Directors of AcryMed, Inc., a developer of antimicrobial nanoparticle technologies. Mr. Talevich received a B.A. in physics from California State University, Fullerton, and an MBA from the UCLA Anderson School of Management. He is licensed as a Certified Public Accountant. There are no understandings or arrangements between Mr. Talevich or any other person and the Company or any of its subsidiaries pursuant to which Mr. Talevich was selected to serve as a director of the Company. There are no family relationships between Mr. Talevich and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Mr. Talevich or any of his immediate family members and the Company or any of its subsidiaries.

Pursuant to the terms of the Company’s 2002 Stock Incentive Plan, upon their election to the Board, Dr. Low and Mr. Talevich each received an automatic option grant to purchase 27,500 shares of the Company’s common stock at the closing price $1.73 on December 10, 2013. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should they cease Board service prior to vesting of those shares. The shares vest, and the Company's right of repurchase lapses, in four successive quarterly installments upon Dr. Low and Mr. Talevich's completion of each quarter of service as a non-employee director measured from the grant date. The shares subject to the option grant will immediately vest in full if certain changes in control or ownership occur or if Dr. Low and Mr. Talevich die or become disabled while serving as a director.

Board of Directors Committee Assignments

In connection with their election to the Board, Dr. Low and Mr. Talevich were appointed to serve as a members of the Audit Committee of the Board and Mr. Talevich was appointed Chairman of the Audit Committee. The Board determined that Mr. Talevich possesses accounting or related financial management experience that qualifies him as a "financial expert" as defined by exchange listing rules and the rules and regulations of the Securities and Exchange Commission.

Resignations of Mr. Lichtwardt and Ms. Enright

On December 4, 2013, Mr. Gregory Lichtwardt and Ms. Erin Enright tendered their resignations from the Board and, in the case of Mr. Lichtwardt, as Chairman of the Audit Committee. As a result of the resignations and appointments disclosed above, the Company's Board currently consists of six directors, including four independent directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

December 10, 2013	By:	Federico Pignatelli

Name: Federico Pignatelli
Title: /s/ Federico Pignatelli